News Release

LCA-Vision Comments on Third Quarter Business Metrics

CINCINNATI, Oct. 2 /PRNewswire-FirstCall/ -- LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today provided commentary on business metrics during the third quarter of 2008.

“The number of scheduled appointments at our LasikPlus® vision centers during the third quarter was well below prior-year numbers, yet we saw modest improvements in appointment show rates, conversion rates and treatment show rates compared with the immediately preceding quarter. We attribute these improvements to the initial impact of our revised call center and LasikPlus® vision center incentive plans, employee sales and conversion-effectiveness training, and other initiatives intended to drive procedure volume. As anticipated, we will report a decline in our average price per procedure, excluding the impact of deferred revenue, reflecting the rollout of market-level pricing. We expect that decline will be approximately $100 per procedure, compared with the second quarter of 2008,” said Steven C. Straus, Chief Executive Officer of LCA-Vision. “As a result of the decline in appointment volume, total procedure volume for the third quarter of 2008 will be down by 52% compared with the third quarter of 2007.”

He added, “As previously announced, we have taken measures to aggressively manage our expenses and conserve cash. Among these, during the third quarter of 2008 we reduced the size of our workforce by 25%. We also lowered marketing spend to approximately $9 million, versus $15.5 million for the second quarter of 2008 and $17.2 million for the third quarter of 2007. While the steep decline in marketing spending is impacting scheduled appointments, we believe this to be an appropriate level given the current economic climate.”

LCA-Vision plans to report financial results for the third quarter of 2008 before market open on Tuesday, October 28, 2008. Management will discuss additional details of the quarter and comment on the remainder of the year during an investment-community conference call and webcast that same day beginning at 10:00 a.m. Eastern time.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; our ability to successfully open new vision centers, including our ability to reach profitability targets for new vision centers within a specified time period; the relatively high fixed cost structure of our business; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. In addition, the FDA’s advisory board on ophthalmic devices is currently reviewing concerns about post-Lasik quality of life matters and the advisory board may propose a major new study on Lasik outcomes. The outcome of this review could potentially impact negatively the acceptance of Lasik. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our reports on Forms 10-K, 10-Q and 8-K. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 78 LasikPlus® fixed-site laser vision correction centers in 34 states and 60 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment.

Transforming Lives Every Day.

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
Investor Relations	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

Transforming Lives Every Day.

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Corporate Websites: http://www.lca-vision.com• http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236